Exhibit (a)(5)(vi)

1001 Brickell Bay Drive,

Suite 3000

Miami, FL 33131

Telephone (305)-375-8005

www.thehackettgroup.com

Contact:

Robert A. Ramirez, CFO, 305-375-8005 or

rramirez@thehackettgroup.com

The Hackett Group, Inc. Announces Preliminary Results

of Its Dutch Auction Tender Offer

MIAMI, FL—October 16, 2013—The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic advisory and operations improvement consulting firm, today announced the preliminary results of its modified “Dutch auction” tender offer (the “Offer”) to purchase of up to $25 million in value of its common stock, par value $0.001 per share (“Common Stock”), which expired at 5:00 p.m., New York City time, on Tuesday, October 15, 2013.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the Offer, a total of 956,253 shares of Hackett’s Common Stock were tendered properly and not withdrawn properly at or below the expected purchase price of $7.00 per share, including 3,881 shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the Offer, and based on the preliminary count by the depositary, Hackett expects to accept for purchase 956,253 shares of its Common Stock at a purchase price of $7.00 per share, for an aggregate cost of approximately $6.7 million, excluding fees and expenses relating to the Offer. The 956,253 shares expected to be purchased in the Offer represent approximately 3.01% percent of Hackett’s currently issued and outstanding shares of Common Stock. Based on these preliminary numbers, Hackett anticipates that following settlement of the Offer, it will have approximately 30.7 million shares outstanding.

“While we are disappointed that we were unable to purchase the full $35 million of common stock we originally sought in the Offer, we appreciate the confidence our shareholders have expressed in Hackett through their desire to continue to hold their shares,” commented Ted A. Fernandez, Chairman & CEO of The Hackett Group, Inc.

Stockholders who have questions may call Georgeson Inc., the information agent for the Offer, at (877) 278-9672 (toll free).

Forward-Looking Statements

This press release contains “forward-looking statements” and involves known and unknown risks, uncertainties and other factors that may cause The Hackett Group’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of our products, services, or practices mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to retain existing business, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the business consulting and information technology industries, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable due to the bankruptcy or financial difficulties of our customers, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates and our ability to obtain debt financing through additional borrowings under an amendment to our existing credit facility, as well as other risks detailed in our reports filed with the SEC. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About The Hackett Group, Inc.

The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic business advisory and business transformation consulting firm, is a leader in best practice advisory, benchmarking, and transformation consulting services including strategy and operations, working capital management, shared services and globalization advice. Utilizing best practices and implementation insights from more than 8,500 benchmarking engagements, executives use The Hackett Group’s empirically-based approach to quickly define and implement initiatives to enable world-class performance. Through its REL group, The Hackett Group offers working capital solutions focused on delivering significant cash flow improvements. Through its Archstone Consulting group, The Hackett Group offers Strategy & Operations consulting services in the Consumer and Industrial Products, Pharmaceutical, Manufacturing and Financial Services industry sectors. Through its Hackett ERP Solutions group, The Hackett Group offers business application consulting services that help maximize returns on IT investments. The Hackett Group has completed benchmark studies with over 3,500 major corporations and government agencies, including 97% of the Dow Jones Industrials, 84% of the Fortune 100, 87% of the DAX 30 and 48% of the FTSE 100.